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                                                                     [EXHIBIT 4]


                                 ITT Corporation
                       Senior Executive Severance Pay Plan

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1.   Purpose

     The purpose of this ITT Senior Executive Severance Pay Plan ("Plan") is to assist in occupational transition by, providing severance pay, for employees covered by this Plan whose employment is terminated under conditions set forth in this Plan.

2.   Covered Employees

     Covered employees under this Plan ("Executives") are full-time, regular salaried employees of ITT Corporation ("ITT" or the "Company") and of any ITT subsidiary company ("ITT Subsidiary") (collectively or individually as the context requires "Company") who are United States citizens, or who are employed in the United States, in salary, grade 26 and above at any time within the two year period immediately preceding the date the Company selects as the Executive's last day of active employment ("Effective Date") and such other employees of the Company or any ITT Subsidiary who shall be designated as covered employees hereunder by the Compensation Committee (the "Compensation Committee") of the Company's Board of Directors (the "Board").

Change in Control Rule. Following a "change in control of the Company", as defined in the Company's 1995 Incentive Stock Plan (a "Change in Control"), special rules provided herein shall apply to those Executives designated by the Compensation Committee whose names are designated on Schedule A or B hereto ("Special Severance Executives").

3.   Severance Pay Upon Termination of Employment

     If the Company terminates an Executive's employment, the Executive shall be provided severance pay in accordance with the terms of this Plan except where the Executive:

     o    is terminated for cause,

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     o    accepts employment or refuses comparable employment with a purchaser as provided in Section 8, "Divestiture",

     o is terminated with an Effective Date on or after the Executive's Normal Retirement Date as defined herein, or

     o    terminates employment with the Company prior to the Effective Date.

No severance pay will be provided under this Plan where the Executive terminates employment by:

     o    voluntarily resigning,

     o    voluntarily retiring, or

     o failing to return from an approved leave of absence (including a medical leave of absence).

No severance pay will be provided under this Plan upon any termination of employment as a result of the Executive's death or disability.

"Normal Retirement Date" shall mean the first of the month which coincides with or follows the Executive's 65th birthday

Change in Control Rule. The foregoing provisions of this paragraph 2 shall not apply to Special Severance Executives following a Change in Control. In lieu thereof, if a Special Severance Executive is terminated by the Company other than for Cause or the Special Severance Executive terminates for Good Reason, he shall receive the benefits set forth in Schedule A or B, as applicable. Following a Change in Control, "Cause" and "Good Reason" shall have the respective meanings set forth on Schedule C hereto.

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4.   Schedule of Severance Pay

Severance pay will be provided in accordance with the following Schedule of Severance Pay which sets forth the months of Base Pay which is provided to an Executive based upon the Executive's Years of Service as of the Effective Date.

                 Years of Service               Months of Base Pay
                 ----------------               ------------------

     Less than 4.............................          12
               4.............................          13
               5.............................          14
               6.............................          15
               7.............................          16
               8.............................          17
               9.............................          18
              10.............................          19
              11.............................          20
              12.............................          21
              13.............................          22
              14.............................          23
              15 or more.....................          24

"Base Pay" shall mean the annual base salary rate payable to the Executive at the Effective Date divided by twelve (12) months. Such annual base salary rate shall in no event be less than the highest annual base salary rate paid to the Executive at any time during the twenty-four month (24) period immediately preceding the Effective Date.

"Years of Service" shall mean the total number of completed years of employment since the Executive's ITT system service date to the Effective Date, rounded to the nearest whole year. The ITT system service date is the date from which employment in the ITT system is recognized for purposes of determining eligibility for vesting under the applicable Company retirement plan covering the Executive on the Effective Date.

Notwithstanding the above Schedule of Severance Pay, (i) in no event shall months of Base Pay provided to an Executive exceed the number of months remaining between the Effective Date and the Executive's Normal Retirement

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Date or (ii) shall severance pay exceed the equivalent of twice the Executive's total annual compensation during the year immediately preceding the Effective Date.

Change in Control Rule. The foregoing provisions of this paragraph 4 shall not apply to Special Severance Executives following a Change in Control. In lieu thereof, severance pay will be provided in accordance with Schedule A or B, as applicable.

5.   Form of Payment of Severance Pay

     Severance pay shall be paid in the form of periodic payments according to the regular payroll schedule ("Salary Continuation"), provided that ITT reserves the right at any time to pay the remaining severance pay in the form of a discounted lump sum.

Any discounted lump sum paid under this Plan shall be equal to the present value of the remaining periodic payments of severance pay as determined by ITT using an interest rate equal to the prime rate at Citibank in effect on the date ITT notifies the Executive that it is exercising its right to pay severance in the discounted lump sum.

Salary Continuation will commence or the discounted lump sum will be paid on the next day following the Effective Date except that where ITT exercises its right to pay the discounted lump sum after the commencement of Salary Continuation, it will be paid promptly after ITT exercises such right.

In the event of an Executive's death during the period the Executive is receiving Salary Continuation, the amount of severance pay remaining shall be paid in a discounted lump sum to the Executive's spouse or to such other beneficiary, or beneficiaries designated by the Executive in writing, or, if the Executive is not married and failing such designation, to the estate of the Executive.

If an Executive is receiving Salary Continuation, the Executive must continue to be available to render to the Company reasonable assistance, consistent with the level of the Executive's prior position with the Company, at times and locations that are mutually acceptable. In requesting such services, the Company will

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take into account any other commitments which the Executive may have. After the
Effective Date and normal wind up of the Executive's former duties, the Executive will not be required to perform any regular services for the Company. In the event the Executive secures other employment during the period the Executive is receiving Salary Continuation, the Executive must promptly notify the Company.

Salary Continuation will cease if an Executive is rehired by the Company.

Change in Control Rule. The foregoing provisions of this paragraph 5 shall not apply to Special Severance Executives following a Change in Control. In lieu thereof, severance pay will be provided in accordance with Schedule A or B, as applicable.

6.   Benefits During Severance Pay

     As long as an Executive is receiving Salary Continuation, except as provided in this Section, the Executive will continue to be eligible for participation in Company employee benefit plans, including without limitation, any non-qualified excess or supplemental benefit plans, in accordance with the provisions of such plans as in effect on the Effective date. An Executive will not be eligible to participate in any Company short-term or long-term disability plans, the Company business travel accident plan or any new employee benefit plan or any improvement to any existing employee benefit plan adopted by the Company after the Effective Date.

Change in Control Rule. The foregoing provisions of this paragraph 6 shall not apply to Special Severance Executives following a Change in Control. In lieu thereof, benefits will be provided in accordance with Schedule A or B, as applicable.

7.   Excluded Executive Compensation Plans, Programs, Arrangements, and
     Perquisites

     During the period an Executive is receiving Salary Continuation, the Executive will not be eligible to accrue any vacation or participate in any (i) bonus program, (ii) special termination programs, (iii) tax or financial advisory services, (iv) new awards under any stock option or stock related plans

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for executives (provided that the Executive will be eligible to exercise any outstanding stock options in accordance with the terms of any applicable stock option plan), (v) new or revised executive compensation programs that may be introduced after the Effective Date and (vi) any other executive compensation program, plan, arrangement, practice, policy or perquisites unless specifically authorized by ITT in writing. The period during which an Executive is receiving Salary Continuation does not count as service for the purpose of any ITT long term incentive award program including, but not limited to, the ITT Restricted Stock Award Plan (1984) and any similar plan, and the ITT Long-Term Performance Plan and any similar plan.

Change in Control Rule. The foregoing provisions of this paragraph 7 shall not apply to Special Severance Executives following a Change in Control. In lieu thereof, executive corporation plans, programs, arrangements and perquisites shall be provided in accordance with Schedule A or B, as applicable.

8.   Divestiture

     If an ITT Subsidiary or division of ITT or a portion thereof at which an Executive is employed is sold or divested and if (i) the Executive accepts employment or continued employment with the purchaser or (ii) refuses employment or continued employment with the purchaser on terms and conditions substantially comparable to those in effect immediately preceding the sale or divestiture, the Executive shall not be provided severance pay under this Plan. The provisions of this Section 8 apply to divestitures accomplished through sales of assets or through sales of corporate entities.

Change in Control Rule. The foregoing provisions of this paragraph 8 shall not apply to Special Severance Executives following a Change in Control.

9.   Disqualifying Conduct

     If during the period an Executive is receiving Salary Continuation, the Executive, (i) engages in any activity which is inimical to the best interests of the Company; (ii) disparages the Company; (iii) fails to comply with any Company Covenant Against Disclosure and Assignment of Rights to Intellectual Property; (iv) without ITT's prior consent, induces any employees of the Company to leave their Company employment; (v) without ITT's prior consent,

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engages in, becomes affiliated with, or becomes employed by any business competitive with the Company; or (vi) fails to comply with applicable provisions of the ITT Code of Conduct or applicable ITT Corporate Policies or any applicable ITT Subsidiary Code or policies, then the Company will have no further obligation to provide severance pay.

Change in Control Rule. The foregoing provisions in this paragraph 9 shall not apply to Special Severance Executives following a Change in Control. The only basis upon which the compensation and benefits shall not be provided to a Special Severance Executive involuntarily terminated by the Company following a Change in Control of the Company is upon an involuntary termination of employment for Cause as defined in Schedule C hereto.

10.  Release

     No severance pay will be provided under this Plan unless the Executive executes and delivers to ITT a release, satisfactory to ITT, in which the Executive discharges and releases the Company and the Company's directors, officers, employees and employee benefit plans from all claims (other than for benefits to which Executive is entitled under any Company employee benefit plan) arising out of Executive's employment or termination of employment.

Change in Control Rule. The foregoing provisions of this paragraph 10 shall not apply to Special Severance Executives following a Change in Control.

11.  Administration of Plan

     This Plan shall be administered by ITT, who shall have the exclusive right to interpret this Plan, adopt any rules and regulations for carrying out this Plan as may be appropriate and decide any and all matters arising under this Plan, including but not limited to the right to determine appeals. Subject to applicable Federal and state law, all interpretations and decisions by ITT shall be final, conclusive and binding on all parties affected thereby.

Change in Control Rule. Following a Change in Control, any dispute between a Special Severance Executive and the Company shall be resolved exclusively by arbitration in [New York City, New York] before a panel of three

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arbitrators in accordance with the rules of the American Arbitration
Association, and the entire cost thereof shall be borne by the Company.

12.  Termination or Amendment

     ITT may terminate or amend this Plan ("Plan Change") at any time except that no such Plan Change may reduce or adversely affect severance pay for any Executive whose employment terminates within two years of the effective date of such Plan Change provided that the Executive was a covered employee under this Plan on the date of such Plan Change.

Change in Control Rule. Following a Change in Control, no Plan Change that would adversely affect any Special Severance Executive may be made without the prior written consent of such Special Severance Executive affected thereby.

13.  Offset

     Any severance pay provided to an Executive under this Plan shall be offset by reducing such severance pay by any severance pay, salary continuation, termination pay or similar pay or allowance which Executive receives or is entitled to receive (i) under any other Company plan, policy, practice, program, arrangement; (ii) pursuant to any employment agreement or other agreement with the Company; (iii) by virtue of any law, custom or practice. Any severance pay provided to Executive under this Plan shall also be offset by reducing such severance pay by any severance pay, salary continuation pay, termination pay or similar pay or allowance received by the Executive as a result of any prior termination of employment with the Company.

Coordination of severance pay with any pay, or benefits provided by any applicable ITT short-term or long-term disability plan shall be in accordance with the provisions of those plans.

Change in Control Rule. Following a Change in Control, the severance pay and benefits provided to Special Severance Executives hereunder shall not be subject to offset except as provided in paragraph 14 hereof.

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14.  Special Change in Control Provisions for Special Severance Executives

     Following any Change in Control of the Company, to the extent that any amount of severance pay or benefits provided hereunder to a Special Severance Executive would cause such Special Severance Executive to be subject to excise tax under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), and after taking into consideration all other amounts payable to the Special Severance Executive under other Company plans, programs, policies and arrangements, then the amount of severance pay and benefits provided hereunder shall be reduced (first by any severance pay and then, to the extent necessary, by any benefits hereunder), to the extent necessary, to avoid imposition of any such excise taxes (the "Reduction"); provided, however, that if, after February 11, 1997, the closing price per share of the Company's common stock, no par value, as reported on the New York Stock Exchange Composite Tape remains, for five consecutive trading days following February 11, 1997, at or above the price at which two-thirds of the award of performance-based options granted by the Company to senior executives of the Company on February 4, 1997, shall vest by their terms (the "Target Price") (such Target Price to be adjusted for any stock split, stock dividend or other merger, reorganization, recapitalization or other business combination effectuated after February 11,
1997), then the foregoing limitations shall not apply, and, in lieu thereof, the Special Severance Executive shall be entitled to an additional payment (a "Gross-Up Payment") in an amount such that, after payment of all excise taxes under Sections 280G and 4999 of the Code (whether imposed on amounts provided under this Plan or on amounts payable under any other Company plan, program, policy or arrangement) and any income, employment or excise taxes on the Gross-Up Payment, the Special Severance Executive retains an amount equal to the amount necessary to fully offset the imposition of such excise taxes; provided, however, that if it shall be determined that a Special Severance Executive is entitled to the Gross-Up Payment, but that the Special Severance Executive would not receive a net after-tax benefit at least $50,000 (taking into account both income, employment and any excise taxes on the Gross-Up Payment) greater than the net after-tax proceeds to the Special Severance Executive resulting from an elimination of the Gross-Up Payment and the application of the Reduction, then no Gross-Up Payment shall be made to Executive. All determinations of the amount of the Gross-Up Payment shall be made by tax counsel selected by the Company's

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independent auditors, and the cost thereof shall be borne entirely by the
Company.

15.  Miscellaneous

     Except as provided in this Plan, the Executive shall not be entitled to any notice of termination or pay in lieu thereof.

In cases where severance pay is provided under this Plan, pay in lieu of any unused current year vacation entitlement will be paid to the Executive in a lump sum.

Benefits under this Plan are paid for entirely by the Company from its general assets.

This Plan is not a contract of employment, does not guarantee the Executive employment for any specified period and does not limit the right of the Company to terminate the employment of the Executive at any time.

The section headings contained in this Plan are included solely for convenience of reference and shall not in any way affect the meaning of any provision of this Plan.

16.  Adoption Date and Amendments

     This Plan was adopted by ITT on December 12, 1989 ("Adoption Date") and does not apply to any termination of employment which occurred or which was communicated to the Executive prior to the Adoption Date. The Plan was most recently amended effective [February 11, 1997].

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                                   SCHEDULE A

I.   Benefits

     A. Two times the sum of (x) annual base salary of a Special Severance Executive in effect immediately prior to a Special Severance Executive's termination of employment and (y) the highest bonus paid or awarded to the Special Severance Executive in respect of the three years preceding a Change in Control of the Company.

     B. Continued health and life insurance benefits, perquisites and fringe benefits for a two-year period following termination of employment on the same basis provided to the Special Severance Executive immediately prior to his termination of employment.

     C. Outplacement services for one year.

II.  Designated Special Severance Executives:

          Cappello, Juan C.
          Cotter, Robert F.
          Davie, Edward
          Donnelly, Patrick L.
          Glakas, Nicholas J.
          Hartman, Richard M.
          Haussener, Albert F.
          Hornbuckle, William J.
          Librizzi, Oswaldo
          Pausig, Ralph W.
          Pearson, Robert
          Saunders, Garry W.
          Sheehy, Robert F.
          Thomas, Mark E.
          Wood, Donald C.
          Zoghbi, Sami H.

Dated:  February__, 1997

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                                   SCHEDULE B

I.   Benefits

     A. Two times annual base salary of a Special Severance Executive in effect immediately prior to a Special Severance Executive's termination of employment.

     B. Continued health and life insurance benefits, perquisites and fringe benefits for a two-year period following termination of employment on the same basis provided to the Special Severance Executive immediately prior to his termination of employment.

     C. Outplacement services for one year.

II.  Designated Special Severance Executives:

          Abruzzese, Peter A.
          Anderson, Willard P.
          Attaway, David W.
          Barnbeck, Christopher A.
          Barreca, Thomas N.
          Bolland, Robin
          Brokaw, Robert W.
          Brolick, Anthony J.
          Durst, Allan J.
          Erenberg, Steven A.
          Foran, Margaret M.
          Gallagher, James P.
          Kholsa, V. Ranjit
          Kilpatrick, John A.
          Latham, James D.
          Levine, Jonathan B.
          Maland, Tim
          Mandell, Andrew J.
          Mc Clain, John T.
          Menzel, Brian D.
          Moore, Kathryn A.


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          Nauman, Richard L.
          O'Neill, Sean B.
          Oswell, Audrey S.
          Patten II, William W.
          Pattison, Douglas P.
          Rhael, David H.
          Rivera-Soto, Roberto A.
          Schabert, Peter
          Segal, Horacio E.
          Shigley, John L.
          Silverman, Anne C.
          Tarbell, Anne A.
          Thomas, Melvyn E.
          Van Kalsbeek, David J.
          Wallace, Peter C.
          Walsh, Michael J.
          Waters, Richard L.
          Whitson, James P.

Dated:  February __, 1997

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                                   SCHEDULE C

     With respect to Special Severance Executives whose employment terminates following a Change in Control of the Company, "Cause" and "Good Reason" shall have the respective meanings set forth below:

     "Cause" shall mean (i) the willful and continued failure of the Special Severance Executive to perform substantially the Special Severance Executive's duties owed to the Company or its affiliates after a written demand for substantial performance is delivered by the Company to the Special Severance Executive which specifically identifies the nature of such nonperformance, or
(ii) conviction of the Special Severance Executive for a felony. No act or omission on the part of the Executive shall be considered "willful" unless it is done or omitted in bad faith or without reasonable belief that the action or omission was in the best interests of the Company.

     "Good Reason" shall mean:

          (i) without the Special Severance Executive's express written consent and excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or its affiliates promptly after receipt of notice thereof given by the Special Severance Executive, (A) a reduction in the Special Severance Executive's annual base salary or annual bonus (as measured by the highest bonus paid or awarded in respect of the three calendar years preceding a Change in Control of the Company) or any reduction in any material compensation or benefits arrangement, (B) the assignment to the Special Severance Executive of any duties inconsistent in any respect with the Special Severance Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or (C) any other action by the Company or its affiliates which results in a diminution in such position, authority, duties or responsibilities;

          (ii) without the Special Severance Executive's express written consent, the Company's requiring the Special Severance Executive's work location to be other than within twenty-five (25) miles of the location where such Special Severance Executive was principally working immediately prior to the Change in Control of the Company; or

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          (iii) any failure by the Company to obtain the express written assumption of this Plan from any successor to the Company.

     For purposes hereof, a determination by a Special Severance Executive that he has "Good Reason" hereunder shall be final and binding on the parties hereto absent a showing of bad faith on the Special Severance Executive's part.